Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 57 to Registration Statement No. 33-98102 on Form N-1A of our report dated January 8, 2016, relating to the financial statements and financial highlights of The Alger Funds II (the “Trust”), including Alger Spectra Fund, Alger Green Fund, Alger Mid Cap Focus Fund (formerly Alger Analyst Fund), Alger Dynamic Opportunities Fund, and Alger Emerging Markets Fund, appearing in the Annual Report on Form N-CSR of the Trust for the year ended October 31, 2015. We also consent to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

February 16, 2016